FOR IMMEDIATE RELEASE                                                                               SCOTT J. DUNCAN
                                                                                                    FX Energy, Inc.
November 20, 2006                                                                    3006 Highland Drive, Suite 206
                                                                                         Salt Lake City, Utah 84106
                                                                                  (801) 486-5555 Fax (801) 486-5575
                                                                                                   www.fxenergy.com

FX Energy Signs $25 Million Credit Facility
With The Royal Bank of Scotland

Salt Lake City, November 20, 2006 – FX Energy, Inc. (NASDAQ: FXEN) announced today that its wholly owned subsidiary, FX Energy Poland Sp. z o.o., has signed a US$25 million Senior Facility Agreement (“the Facility”) with The Royal Bank of Scotland plc (“RBS”). Funds from the Facility are to cover infrastructure and development costs and will be secured by FX Energy’s commercial wells and production in Poland.

“Our current cash combined with forecast revenues will be sufficient to cover our 2007 exploration budget including the Sroda 3-D and Sroda appraisal wells. This credit facility allows us to go a step further, as it will cover the first stage of expected development and infrastructure costs at Sroda,” said David Pierce, president of FX Energy.

Colin Bousfield, Senior Director, Oil & Gas, in the Project & Export Finance Division of the Royal Bank of Scotland plc, commented at the loan signing: “RBS is delighted to have been able to provide a US$25 million borrowing base facility to fund FX Energy’s continuing activities in Poland, including the development of existing and future discoveries. We look forward to further developing the relationship in the future.”

About FX Energy

FX Energy, Inc. holds a land position of 250,000 acres around its Wilga discovery and over 3.2 million acres in a known hydrocarbon region in western Poland’s Permian Basin. The Permian Basin’s gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped source of potentially significant gas reserves. FX Energy is exploiting this untapped potential in the belief that it can create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the NASDAQ Global Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s other SEC reports.